Exhibit 10-r

AT&T

Management Relocation
Plan A

November 18, 2005

Presented by

Altair Global Relocation

November 18, 2005

Dear Relocating Employee:

Altair Global Relocation, contracted by AT&T, is ready to assist you at every stage of the move to your new location.  Experienced relocation professionals look forward to helping you and your family accomplish the change smoothly, and we encourage you to contact them at your earliest opportunity.

This plan document outlines the various relocation benefits available and the way in which Altair Global Relocation can assist you. Please read it carefully. Keep in mind, however, that this document is designed as a supplement, not a substitute, to consultation with Altair Global Relocation.

Please feel free to call upon your Relocation Consultant and the other staff members for assistance whenever questions or problems arise in connection with your move.

Sincerely,

Gail Plummer

President and Chief Executive Officer

PROPRIETARY
Not for use or disclosure outside AT&T except under written agreement

Section 1
Introduction

Statement of Philosophy

AT&T and its Participating Subsidiaries recognize that the relocation of managers to meet organizational requirements is a part of doing business. This Plan is intended to provide fair and equitable treatment to minimize the impact of the move on employees and their families.

We believe that maintaining a program of high quality, communicating relocation benefits clearly and consistently, and encouraging and providing counseling, benefits the AT&T companies by allowing employees to regain maximum productivity in the shortest possible time. This plan contains very specific plan components. No substitutions or alterations of the benefits will be allowed.

We further believe that as employees of AT&T or its Participating Subsidiaries, relocating managers have a responsibility to utilize company funds in a manner consistent with the Code ofBusiness Conduct, which clearly states:

“When spending company money or personal money that will be reimbursed, the employee involved should make sure his or her company receives proper value in return.”

Employees found in violation of the Code of Business Conduct will be subject to disciplinary action up to and including termination of employment.

The cost and structure of this plan have been developed with specific components which are not intended to be substituted, altered or modified in any way.

General

Provisions of the Management Relocation Plan for AT&T and participating subsidiaries/affiliates are provided herein. Questions about this material should be directed to a consultant at Altair Global Relocation who can provide further explanation and clarification.

This is a reference only and is not a contract. AT&T reserves the right to change, alter, modify, or delete any provisions of the Plan at any time, with or without prior notice. Such changes will be authorized by the Senior Vice President - Human Resources.

Plan Objectives

▪	To provide fair and equitable treatment for employees relocated within and between Subsidiaries.
▪	To facilitate acceptance of company initiated relocations.
▪	To be supportive of the employee and his/her family by providing guidanceand counseling through experienced relocation professionals.

Eligibility Requirements

▪	Transferee must be a full-time management employee.
▪	Transfer is company initiated (this plan does not apply to employees transferring at their own request).

NOTE:  Employees who accept a job through the Career Path process will not be eligible for the provisions of the Relocation Plan if the hiring manager has indicated that no relocation benefits are associated with the job.

▪	The commute from the old residence to the new place of work must be at least 50 miles farther than the commute from the old residence to the old place of work.
▪
Property must be marketed with a real estate broker, approved by Altair Global Relocation, for at least sixty (60) of the one hundred twenty (120) days allowed under the Home Sale Options of this Plan (see Section 2, Page 5).

Once eligibility has been determined, the move must be completed within one year of the effective date of the transfer. All expenses related to the move must be incurred within that time period in order to receive reimbursement.

Please Note: Any costs incurred as a result of an employee’s decision to relocate are subject to repayment in the event he/she fails to report to work or terminates their employment within twelve (12) months from the report date in the new location. (See Section 12, Page 2).

Employee Responsibility

▪	Be familiar with this Management Relocation Plan, participate in counseling and/or other programs designed to help manage the relocation efficiently.

▪
Contact Altair Global Relocation for referral to real estate agents in connection with the purchase and/or sale of a residence (unless purchasing a residence that is for sale by owner). It is required that these agents be utilized in order for the employee to be eligible for the home sale and home purchase features of this plan.

Department Responsibility

To initiate a relocation, it is the responsibility of the employee’s receiving department to contact Altair Global Relocation to receive an AT&T Relocation Initiation Form. The form is completed and forwarded to Altair Global Relocation before any relocation expenses can be incurred on behalf of the employee. A copy of the Relocation Plan is available on the AT&T Intranet, or can be sent to you by your Altair Global Relocation Consultant.

Normally, the receiving organization or department bears all incurred costs associated with the relocation of an employee.

Authorization of Relocation Expenses

All relocation expenses will be paid by Altair Global Relocation with approval based on employee’s relocation policy and submission of appropriate transmittal form.

NOTE:	COMPANY SPONSORED PURCHASE CREDIT CARDS MAY NOT BE USED FOR RELOCATION EXPENSES.

If a personal car is used for transportation, the number of miles is reimbursed at the Company approved mileage rate.

Relocation Consultants will prepare Lump Sum Allowances for interim living, pre-move house hunting trips and day(s) of move. (See Section 7.)

The Miscellaneous Moving Allowance will also be paid by the Relocation Consultant. (See Section 8.)

Section 2
Home Sale Program

This Plan offers various options with regard to the marketing and sale of the residences of eligible employees. The AT&T companies have a contractual agreement with Altair Global Relocation to handle sales of eligible residences. Altair Global Relocation will assign a broker who will provide high quality real estate assistance at both the origin and destination. It is required that these agents be utilized in order for the employee to be eligible for the home sale and home purchase features of this Plan. The options available are explained in this section.

Home sale assistance has proven to increase the likelihood of the employee receiving and acting upon a bona fide private offer for his/her home. Altair Global Relocation provides comprehensive counseling and support in the following areas:

▪
Provide assistance in selecting a qualified broker to list the home. The employee will be offered at least two (2) brokers from which to choose in a large metropolitan area. Employee preferences for brokerage companies will be considered.

▪	Provide objective criteria to be used in establishing “asking price.”

▪	Provide tips to maximize the value of the employee’s home.

▪	Establish a marketing strategy best suited for the particular area and type of property, in coordination with the employee and the employee’s agent.

Eligible Employees

An eligible employee is a regular full-time management or acting management employee who is in either a management or non-management position in one city and relocated to a management position in another city at company request. Employee initiated transfers are not covered under thisPlan.

Eligible Properties

Eligibility is limited to homes which meet all of the following criteria:

▪	The residence is a one- or two-family home, townhouse or condominium.
▪	The employee is the sole owner, owns the property jointly.
▪	The home is the employee’s primary residence on the effective date of the transfer and the employee is currently living there.
▪
The employee holds good and marketable title to the property, free from liens and encumbrances (any expense incurred to eliminate or establish trusts, grants, or other title situations or to clear liens or encumbrances, will be the responsibility of the employee).

▪	The residence is in good and marketable condition.
▪	The employee knows of no hidden or latent defects for which he/she might later be held responsible.

Ineligible Properties

Certain properties are not eligible for home sale assistance under the Plan.  They are:

▪	Properties housing more than two (2) families.
▪	Cooperative apartments.
▪	Residences which require an association’s approval of purchaser.
▪	Any residence which is involved in current and/or pending litigation.
▪	Property with material defects (i.e., composite-type siding, etc.).
▪	Homes with Synthetic Stucco
▪	Income-producing properties.
▪	Homes with hazardous substances (i.e., toxic and/or pathogenic mold, radon, asbestos, etc.).
▪	Mobile homes (the company will move mobile homes to the new location in lieu of purchase or will reimburse closing costs under Option 3 of the Plan).

NOTE: Lots are covered only if mobile home and lot are sold together.

▪	Properties not conforming to local regulations and/or which do not qualify for a certificate of occupancy.
▪	Seasonal Residences.
▪	Properties or parts of properties used or acquired for speculative purposes.
▪	Farms, ranches, or homes located, on properties in excess of five (5) acres.
▪	Undeveloped lots and/or homes under construction or renovation.

Appraisal / Valuation Process

It is important that you understand that AT&T is not in the real estate business. We have no interest in purchasing the homes of our employees or re-selling them. Our goal is to provide an alternative for employees who cannot sell their homes in a reasonable period of time. Therefore, the appraisers are asked to objectively evaluate your home in order to estimate the most-probable selling price after reasonable market exposure (see Section 2, Pg. 3). This definition of value differs from a bank or mortgage appraisal, and may also differ from what a specific buyer might be willing to pay for your home when it is first exposed to the market. The primary intent of the home sale program is to help you locate a buyer. If that is not possible, AT&T provides the Guaranteed Value Offer to purchase your home at a price that should enable us to resell it within a reasonable amount of time.

Altair Global Relocation shall arrange for establishment of a Guaranteed Value based on the “most probable selling price,” in “as is” condition, which is the base value guaranteed to the employee should he/she fail to obtain a buyer for the property.

The most probable selling price is defined as:

The price at which a property would most probably sell if exposed to the market for a reasonable period of time in “as is” condition, where payment is made in cash or its equivalent.  For purposes of establishing value, “as is” condition is defined as the cosmetic condition of the property at the time of appraisal.

NOTE: Exposure to the market for a reasonable period of time is defined as up to one hundred twenty (120) days.

The Guaranteed Value will be determined as follows:

▪	The average of two (2) independent appraisals will be the Guaranteed Value, provided the difference between the two (2) appraisal values does not exceed five (5) percent of the highest value.

▪
In cases where the difference between the two appraisal values exceeds five (5) percent, a third (3rd) appraisal will be ordered.  In this case, the Guaranteed Value will be the average of the two (2) highest appraisals.

▪
The Guaranteed Value is contingent upon the results of any customary and required inspections. Please Note: Altair Global Relocation has a legal responsibility to disclose any defects or subsequent bids for repair discovered as a result of all inspections. Repairs identified by subsequent buyer inspections must also be disclosed.

▪
Repairs identified through any inspections are the responsibility of the employee. Repairs must be completed before equity is released or the cost of repairs may be deducted from the employee’s final equity.  Repairs are subject to reinspection.

▪	Should problems be identified through subsequent inspections by potential buyers, the employee will be required to perform additional repairs.

In the process of appraising the employee’s home the appraisers will review comparable sales selected from the multiple listing or similar directory. Employees are encouraged to provide appraisers with a list of recent comparable sales.

NOTE:	For comparison purposes only, two Broker Market Analyses (BMAs) are routinely ordered by Altair Global Relocation.

Homeowner Disclosure Statement

This Plan requires the use of a Homeowner Disclosure Statement as part of the marketing process.  Most states currently make the seller liable for not disclosing any material defect known to the seller but not obvious to the buyer. It is essential for the employee, as seller, to disclose all such defects in or on the property, whether the buyer is Altair Global Relocation or a private individual. Employees will be held responsible for such defects whether or not they are disclosed.

Your Relocation Consultant will provide you with the appropriate Altair Global Relocation disclosure form.  Any disclosure forms required by state of locality will be supplied by your real estate agent.

The Homeowner’s Disclosure Statement is designed to:

▪	Assure that the appraisers do not overlook a defective condition or system.
▪	Provide justification to conduct further investigation or order a detailed inspection.
▪	Serve as a medium for ordering repairs or disclosing defects to potential buyers.
▪	Comply with all known and pending legal requirements for disclosure by the seller to the buyer.

NOTE:	Release of a check for advance distribution of equity will be contingent upon the receipt of a signed Homeowner’s Disclosure Statement.

ANY EMPLOYEE WHO MAKES FRAUDULENT REPRESENTATIONS AND/OR ACTIONS WILL BE SUBJECT TO DISCIPLINARY ACTION UP TO AND INCLUDING TERMINATION OF EMPLOYMENT.

 Listing Agreement Exclusion Clause

When an employee lists with a broker, a “Listing Exclusion Clause” must be signed to avoid payment of a broker’s commission and allow cancellation of a listing agreement should the employee accept the Guaranteed Value.

The listing agreement must include the following provisions:

“This listing agreement is subject to the following provisions. It is understood and agreed regardless of whether or not an offer is presented by a ready, willing and able Buyer(s):

No commission or compensation shall be earned, or be due and payable to Broker until the sale of the property has been consummated between Seller(s) and Buyer(s), the Deed delivered to the Buyer(s) and the purchase price delivered to the Seller(s); and

The Seller(s) reserve the right to sell the Property to Altair Global Relocation, or any other person(s) designated by Altair Global Relocation, (individually and collectively a “Named Prospective Purchaser”) at any time.  Upon the execution by a Named Prospective Purchaser and me/us of an Agreement of Sale with respect to the Property, this listing shall immediately terminate without obligation on my/our part or on the part of any Named Prospective Purchaser to either pay a commission or to continue this listing agreement.”

Home Sale Options

There are three (3) home sale options available to employees. They are:

Option 1:	Amended Value Sale (Please refer to the Contract of Sale for terms and conditions of Amended Value Sale).

An Amended Value Sale occurs when the employee works with the Relocation Consultant and real estate agent to sell the residence to a qualified buyer under the Amended Value Sale provision of this Plan.

Offer Period: The employee will have a period of one hundred twenty (120) days from the date of the Guaranteed Value Offer letter to market the property. The first sixty (60) days is mandatory.  The employee is responsible for all taxes, utilities, insurance, maintenance, principle and interest on the mortgage during the marketing period until amended value close or vacate date, whichever is later.

If a bona fide offer is secured on the home from a buyer, Altair Global Relocation will process the contract under the Amended Value Sale process.

The employee is required to notify the Relocation Consultant of all offers received on his/her home.

IRS rulings are very strict about benefits received under this process. Therefore, in order to receive the tax advantages an Amended Value process provides, and receive the bonus, certain procedures MUST be followed. They are:

▪	Should the real estate agent present an offer to you, DO NOT VERBALLY ACCEPT. DO NOT TAKE ANY MONEY FROM THE BROKER OR PROSPECTIVE PURCHASER, OR SIGN ANY DOCUMENT WHICH WOULD CONSTITUTE ACCEPTANCE.

▪
Call your Relocation Consultant as soon as possible and provide him/her with the details of the offer. The Relocation Consultant will promptly negotiate with the real estate agent and verify if the offer made is bona fide.

▪	The Relocation Consultant will request the employee to execute the Altair Global Relocation Contract of Sale and return it to Altair Global Relocation.

▪
Upon receipt of the Sale Contract, Altair Global Relocation will review the Contract to verify all terms and conditions are in the employee’s best interest. Altair Global Relocation will sign the Sale Contract and return it to the buyers.

▪
Altair Global Relocation will process the Sale Contract, work through the inspection contingency, and verify the buyers are financially qualified to purchase the property. Altair Global Relocation will then execute the Contract of Sale with the employee at the net sale price of the Sale Contract (purchase price less all concessions which are the employee’s responsibility). This process takes approximately 2 - 3 weeks.

▪	Altair Global Relocation will enter into a listing agreement with the broker and prepare to accept possession upon employee vacating the premises.

▪	Altair Global Relocation will close the sale with the buyer.

Employee Responsibility: The employee will be responsible for payment of any negotiated closing costs typically paid by the Buyer, e.g., concessions made to the buyer for repairs, financing points, etc. Reimbursable Expenses are listed in Section 2, Page 8.

The employee has one hundred twenty (120) days from the date of the Guaranteed Value Letter to present a bona fide contract.

Proration Date/Equity Calculation: The employee will be responsible for insurance, taxes, utilities, maintenance, principle and interest on the mortgage, through the date Altair Global Relocation accepts the contract or the date the employee vacates the property, whichever is later.  Your final equity will be calculated based on whichever value is higher, your guaranteed value or your amended value.  It is the employee’s responsibility to collect any escrow balance from the mortgage company.

Home Sale Bonus: A bonus will be awarded to an employee who, within the one hundred twenty (120) day offer period, obtains a private contract equal to or greater than 96% of the Guaranteed Value Offer. The bonus will be stated as 2 (two)percent of the sale price, and the maximum bonus paid will be $25,000.

If the contract is ninety-five (95) percent up to but not including ninety-six (96) percent of the Guaranteed Value, the employee will not receive a bonus but will receive the Guaranteed Value.
 The bonus is paid when the sale is amended.

The cash bonus is considered fully taxable income, and is not grossed-up for tax purposes. Taxes will be withheld at the applicable Federal and State supplemental tax rates, and the applicable local tax rate. Social Security and Medicare tax rates will also be withheld at the applicable rates before issuing the bonus check.

Advance of Equity: It is the intent of this Plan to allow for advance distribution of home equity to the employee prior to electing Option 1 or 2 when the equity is required to guarantee a contract on a home in the new location. Prior to any advancement of equity, you must forward a copy of your destination purchase agreement to your Relocation Consultant.

The following guidelines are applicable:

▪
The advance is up to ninety-five (95) percent of the equity as determined by the Guaranteed Value. Additionally, charges for interest, taxes and insurance will be pro-rated from the date of your last mortgage payment through your anticipated acceptance date. It is the employee’s responsibility to collect any escrow balance from the mortgage company.

▪	Only the amount needed to qualify for the new residence will be advanced.

▪	The employee will sign a promissory note agreeing that within the one-hundred-twenty-(120) day Offer Period he/she will:

-	Accept the Guaranteed Value offer, or
-	Provide a bona fide contract for the Amended Value Sale, or
-	Pay back the equity advance in full

The employee is required to leave the property in clean and livable condition.  Any charges for hauling or excessive clean up will be charged to the employee.

Equity advances will be provided under the Home Sale Assistance Program Options 1 or 2 ONLY.

 The employee must notify his/her Relocation Consultant at Altair Global Relocation of any potential buyers before accepting Option 2.

NOTE:	If the transferred employee is considered an Executive Officer under the Sarbanes-Oxley Act, he/she will not be eligible for any equity prior to the final contract with Altair Global Relocation.

NOTE:
All expenses associated with the Amended Value are the company’s responsibility. None of these expenses are required to be reported as earnings on your W-2. Altair Global Relocation is unable to provide personal tax advice. Please contact your tax advisor or obtain IRS Form 2119, Sale of Your Home and IRS Publication 523, Selling Your Home.

Option 2:	Guaranteed Value Sale (Please refer to the Contract of Sale for terms and conditions of the Guaranteed Value Sale).

A Guaranteed Value Sale occurs when the employee works with the Relocation Consultant and real estate agent to sell the residence but is unable to secure a contract and accepts the Guaranteed Value Offer.

Offer Period: The employee will have a period of one hundred twenty (120) days from the date of the Guaranteed Value Offer Letter to market their property. Sixty (60) days of that time period is mandatory. During that time the employee is responsible for all taxes, utilities, insurance, maintenance, principle and interest on the mortgage until sale of the property to Altair Global Relocation or vacate date, whichever is later.

The employee is required to notify the Relocation Consultant of all offers received on his/her home.

Acceptance of Guaranteed Offer: After the employee has satisfied the mandatory sixty (60) day marketing eligibility requirement, or is at the end of the one hundred twenty (120) day marketing period, he/she may accept the Guaranteed Value Offer. Failure to act (i.e., forward the appropriate documents contained in the Offer Package, as directed) by the end of this one hundred twenty (120) day period will result in an automatic expiration of the Guaranteed Value.

Proration Date: The employee will be responsible for insurance, taxes, utilities, maintenance, principle and interest on the mortgage through the date of acceptance of the Guaranteed Value or the date the property is vacated, whichever is later. These items will be deducted from the equity and the employee will be credited for any escrow balance.

Possession Period: The employee will be given thirty (30) days from acceptance to vacate the property.

Items Included in the Purchase Price: Altair Global Relocation’s purchase price includes, but is not limited to, all fixtures, appurtenances, and built-in items usually considered to be part of residential properties such as blinds, window shades, awnings, window screens, storm and sash screens, storm or combination doors, curtain and drapery fixtures, electric and lighting fixtures, yard lights, fixed gas barbecue grills, T. V. antennas, electric garage door openers, and installed wall-to-wall carpeting.

Option 3:	Unassisted Sale

The employee chooses to sell the property without benefit of company assistance and is reimbursed for customary closing costs.

This option provides for the reimbursement of certain expenses involved in the sale of a residence when an employee lists, sells and closes a contract independent of Altair Global Relocation. The employee may choose this option for personal reasons or as a result of owning property which does not qualify for other options outlined in this Plan (e.g., a mobile home with land, a cooperative or a house with hazardous substances). The employee will be reimbursed for most normal and customary closing costs associated with this sale. The home, however, must be sold and reimbursable expenses incurred within one (1) year following the effective date of the relocation.

The amount of reimbursement of customary closing costs is fully taxable income and is not grossed up for tax purposes. Taxes will be withheld at the applicable Federal and State supplemental tax rates and the applicable local tax rate. Social Security and Medicare will also be withheld at the applicable rates before issuing the check.

Reimbursable Closing Expenses (applies to options 1 & 3)

▪	Documentary Stamps.
▪	Legal Fees
▪	Licensed Broker’s Selling Commission not to exceed 6% (anything higher must be approved in advance by the Altair Global Relocation Consultant).
▪	Survey Charges.
▪	Termite Inspection Fees (where applicable).
▪	Title Fees (where applicable).
▪	Transfer Taxes.

NOTE:	In certain areas it is customary for the seller to provide title insurance on the property being sold. If this is required, the employee is eligible for reimbursement.

Non Reimbursable Expenses (applies to options 1 & 3)

▪	Closing costs normally charged to the buyer.
▪	Discount points used to obtain financing for the buyer.
▪	Expenses related to selling seasonal residences, income producing property or undeveloped lots.
▪	Service Fees charged by Real Estate brokers.
▪	Mortgage Pre-Payment Penalties.
▪	Any cost to obtain clear title.

Section 3
Capital Loss Program

Under the provisions of this Program, reimbursement is available for documented capital loss of original purchase price of employee’s home. The Plan does not provide for reimbursement of any special financing or other concessions (see Section 3, Page 2). The Plan does not cover all losses incurred, but provides assistance should it become necessary.

To be eligible for reimbursement under the Capital Loss Program, the property:

▪	Must meet the eligibility requirements of the Home Sale Provision of this Plan.
▪	Must have sold through one of the Home Sale Assistance Programs. (Options 1 and 2 only).

Reimbursement under this program is according to the following guidelines:

▪	Original Purchase Price must be verified on the two-page settlement statement. (HUD-1).
▪	Deductions will be made for special financing or other concessions, (i.e., seller paid discount points).
▪	Capital improvements are not eligible for reimbursement.

If You Have a Capital Loss

If you incur a capital loss due to your relocation, contact your Relocation Consultant who will review the documents required to support your request for reimbursement.  Those required documents are:

▪	Real estate contract indicating the original sales price when the home was purchased
▪	Settlement statement on the home (HUD-1)

NOTE:	Unless proper documentation is available, Capital Loss will not be eligible for reimbursement.

REQUEST FOR CAPITAL LOSS
REIMBURSEMENT

Name: ___________________________________	Title: ________________________________
Department: ___________________________________	New Location (City/State): ________________________________
Contact Phone No: ___________________________________	________________________________

Effective Date: ___________________________________
Property Address: ______________________________________________
Date of Purchase: __________ ____________	Date of Sale: _______________________	Date Vacated: ________________

Capital Loss Computation

1.	Contract Purchase Price	$ _______________

2.	Deductions - (Concessions, Special Financing,	$
	etc., i.e., Seller paid discount points)	_______________

3.	Purchase Price	$
	(Line 1 minus Line 2)	_______________

4.	Total Purchase Price	$ _______________

5.	Sale Price (Guaranteed Value or Private Offer,	$
	whichever is higher)	_______________

6.	Capital Loss (Line 5 minus Line 6)	$ _______________

Correct	Reviewed
Employee:	Relocation Consultant:
Date:	Date:

Title	Title

Section 4
Home Purchase/Rental Program Overview

Home Buyers

In order to qualify for reimbursement of allowable home purchase costs, employee must be under contract within six (6) months following the effective payroll change date of his/her move.  Assistance is provided in finding a home in the new location as quickly and economically as possible. Employees must utilize a Real Estate Broker qualified by Altair Global Relocation to be eligible for the Home Purchase Benefits of this Plan.  The Real Estate Broker will provide a qualified, experienced sales agent who will:

▪	Familiarize the employee with the new location.
▪	Review the types of housing available in the area.
▪	Discuss special needs and interests of the employee and family.
§	Discuss commute times to and from the office.
▪	Assist in determining price range of homes.
▪	Pre-screen homes in the employee’s price range.

It is recommended that the Guaranteed Value Offer be established prior to contracting topurchase a new home. The employee should contact the broker as soon as possible to schedule the house hunting trip(s). Discussing the above information before house hunting will enhance productivity of the trips.

NOTE:	This Plan does not provide for reimbursement of fees for Buyer’s Agents. Such commissions/fees should be paid by the seller.

Discounted Inventory Homes

Discounted inventory homes may be available in “as is” condition for ninety-four (94) percent of the appraisal value.  To qualify, the employee must contact his/her Relocation Consultant.

Renters

In order to assist employees who intend to rent or lease a home or apartment in the new location, this Plan provides for the payment of a finder’s fee to locate a suitable home in the new area.  This provision is limited to a maximum of $250 (receipts required), and does not apply to interim living rentals. It is applicable only in areas where this charge is typical, i.e., New York City; Washington, D.C.

Section 5
Mortgage Financing Program/Closing Costs

Altair Global Relocation has arrangements with a number of national lenders to provide mortgage financing for the purchase of a residence at the new location, where such a purchase is made within six (6) months following the effective date of your payroll change.

Altair Global Relocation will wire the funds for covered buyer’s closing expenses directly to the title company handling the closing. Therefore, the employee only has to provide funds at closing for expenses that are not covered under the provisions of the Plan.

Covered Closing Expenses

Reasonable, customary and non-recurring buyer’s closing costs may include the following:

▪	Credit Report.
▪	Document Preparation Fee.
▪	Escrow Fee/Settlement Closing Fee.
▪	Homeowner’s Association Transfer Fee.
▪	Lender’s Appraisal Fee.
▪	Loan Origination Fee, Points, or Mortgage Broker Fee not to exceed one (1) percent. (Gross-up for federal and state income tax not provided).
▪	Typical Inspections including termite, structural, mechanical and radon.
▪	Real Estate Transfer Tax.
▪	Recording Fee.
▪	Title Fees (except in states where it is customary for sellers to pay).
▪	Lender Required Survey.

Altair Global Relocation will coordinate with the title company to expedite the wiring of covered closing costs.  However, should it be necessary to seek direct reimbursement from Altair Global Relocation, the following must be submitted:

▪	Original Settlement Statement, usually the HUD-1.
▪	Receipts for any closing-related service or inspections not itemized on the closing statement.

Non Reimbursable Expenses

The following expenses, and any other expenses not standard for the area, are not reimbursable under the provisions of this program:

▪	Assessments.
▪	Buyer’s Agency Fees (Use of Buyer’s Agents is encouraged, but all commissions must be paid by the seller).
▪	Commitment Fee (if separate from Loan Origination Fee).
▪	Duplicate Construction Loan Costs.
▪	Interest.
▪	Mortgage Discount Points (in excess of 1% Loan Origination Fee, Points or Mortgage Broker Fee).
▪	Mortgage Insurance.
▪	Taxes.
▪	Utility Adjustments.
▪	Mortgage Pre-Payment Penalties.
▪	Costs typically paid by the seller.

Section 6
Lease Settlement
Lease Settlement

Renters who are moving due to a change in work location must notify landlords in writing that they will be vacating. Timetables should be set according to the terms set forth in lease agreements.

Reasonable costs associated with breaking a lease will be reimbursed.  They include:

▪	Lease cancellation fees.
▪	Untenanted rent upon vacate.
▪	Forfeited security deposits.

Landlord charges for cleaning or damages to the premises, beyond normal wear and tear, are not reimbursable.

The following supporting documentation must be provided to the Relocation Consultant:

▪	Copy of the lease.
▪	Letter from landlord documenting expenses owed.
▪	Copy of check or receipt.

NOTE:  The maximum reimbursement for lease settlement is equivalent to two (2) months’ rent.

Section 7
Interim Living/Day(s) of Move
and Transportation Expenses

Lump Sum Allowance

This Plan provides a lump sum allowance to cover expenses for pre-move house hunting trips, interim living and day(s) of move. The Lump Sum Allowance is prepared by your Relocation Consultant and is based on whether you rent or own at your old location and the total number of relocating dependents.

Included in the lump sum are allowances for:

▪	House hunting trips which are based on whether you are a renter or homeowner. House hunting provides for lodging, meals, and transportation for the employee and one other relocating dependent.
▪	Interim living which provides for lodging, meals, and transportation for trips home for employee only.
▪	Meals and lodging expenses during day(s)-of-move for employee and all relocating dependents.

NOTE:
If the employee already owns a home in the destination city, and that home will be the employee’s primary place of residence, the lump sum will not include pre-move house hunting. Interim living, provisions will be adjusted accordingly.

Tax Implications

The lump sum allowance is fully taxable and subject to gross-up tax assistance.  See Section 11.

Documentation of actual expenses incurred and covered by the lump sum allowance is not a requirement; however, it is recommended that the employee keep accurate records throughout the relocation for income tax purposes.

Day(s) of Move

This Plan provides for reimbursement of actual expenses for transportation cost only to destination location for employee and relocating dependents during day(s)-of-move (receipts required).

AT&T will pay for transporting a total of two (2) automobiles per household, if they are operational and have a current registration.  Employee may drive one (1) or both vehicles to the new residence and be reimbursed mileage at the current authorized rate. (See Transporting Your Automobiles, Section 10, Page 2.)

NOTE:	AT&T will not reimburse employee for frequent flyer miles, other travel coupons and/or incentives used for day-of-move travel.

Tax Implications

A portion of reimbursed mileage is excluded from compensation, and a portion is considered taxable compensation under current IRS guidelines. The amount included in compensation is subject to gross-up tax assistance. (See Section 11.)

Trailing Spouse

If an employee has a spouse who is also a company employee, that “trailing spouse” is eligible for meals for the number of days actually spent in temporary quarters at the new location within the corresponding interim living period of the primary relocating employee. This does not include weekends. These expenses will be reimbursed at the end of the move (receipts required).

NOTE:  Unless otherwise specified, it is assumed that the organization of the primary relocating employee will bear the expenses of the trailing spouse.

Tax Implications

Interim living expenses reimbursed to the trailing spouse are fully taxable and subject to gross-up tax assistance. (See Section 11.)

Section 8
Miscellaneous Moving Allowance

The Miscellaneous Moving Allowance will be calculated by your Relocation Consultant. It is provided to cover certain moving expenses not included under the other provisions of the Plan. These expenses include, but are not limited to:

▪	Utility service connection charge, including any applicable telephone connection charge.
▪	Removal or installation of articles secured to the premises or plumbing, electrical, or carpentry services necessary.
▪	Installation cost of telephone service, connection charge, move or change charge.
▪	Piano tuning.
▪	Driver’s and car license reissues, registration, and applicable sales tax.
▪	Deposits, dues, etc. for clubs, private schools, health clubs, safe deposit boxes, etc.
▪	Transportation of live plants.
▪	Disassembly and reassembly of recreational or custom accessories (e.g., swing set, wall units, pool tables, etc.).
▪	Child care.
▪	Cleaning of former and new residence, yard maintenance, trash removal, etc.
▪	Notary Fees.
▪	Cab/limousine fares and tolls.
▪	Fees charged by airlines to change previously ticketed flights.
▪	Unrefunded or unexpired deposits, dues, etc.
▪	Local transportation to and from work and parking.
▪	Local transportation for house hunting.
▪	Alteration, replacement, and installation cost of floor covering, drapes, and window accessories.
▪	Expenses incurred in connection with animals such as shipment of pets and horses, charges for license fees for pets, kennel fees, and other associated expenses.
▪	Exterminating and fumigating.
▪	Loss on unused frozen foods, fuel, fireplace wood, animal feed and unused building materials such as lumber, bricks, and flagstone. The cost of moving these items is prohibitive relative to value.
▪	Outside services for excessive or unusual moving needs (hiring a forklift or crane, etc.).
▪	Unexpired insurance (residence, automobile, or household appliances).
▪	Tips to movers.
▪	Appraisals of art or antiques for insurance claims.

In the event that the transferred employee and the trailing spouse are both employed by AT&T or a subsidiary thereof, and both the employees are transferred simultaneously, the allowance will be calculated on the higher base salary.

NOTE:
The employee should keep a record of all money spent for expenses in the above since some of these expenses may be deductible on the employee’s tax return together with other expenses defined as deductible. Employee should consult IRS Publication 521, Moving Expenses.

Tax Implications

The miscellaneous moving allowance is considered taxable compensation, and is not eligible for gross-up tax assistance. Taxes will be withheld at the applicable Federal and State supplemental rates and the applicable local tax rate. Social Security and Medicare taxes will also be withheld at the applicable rates before issuing the check.
Section 9
Spousal/Partner Career Assistance

AT&T provides Spousal/Partner Career Assistance for job-seeking spouses/partners of employees who accept relocation assignments. Services may be initiated for the spouse/partner after relocation has been approved and initiated for the transferring employee.

Program Components

This benefit is designed to help spouses/partners with successful career/job transitions in a new community. Following a personal needs assessment telephone call, a customized program is designed and delivered which may include: assessment and profiling, resume development, targeting of potential job sources/employers/recruiters and/or networking contacts, job search communications guidance/training, assistance in interviewing, follow-up and salary negotiation.

Program components may also include exploration and assessment for those considering career changes, help for the spouse/partner pursing an executive career track or entrepreneurial ventures, and specific program tracks for teachers, health care professionals, administrative personnel and other professions.

The spouse/partner career consulting services provided through this benefit do not guarantee employment. However, services provided do help spouses/partners seek employment and enable them to understand the responsibilities and actions needed to obtain re-employment in a new location.

Eligibility

The spouse/partner is eligible to initiate services for up to six (6) months from the effective date of your payroll change. Any employee/spouse/partner interested in this provision must contact his/her Relocation Consultant during this time period.

Tax Implications

Fees for services provided by Vandover are paid by AT&T and are considered taxable compensation to the relocating employee.  Spousal/Partner Career Assistance is subject to gross-up tax assistance. (See Section 11.)

Section 10
Movement and Insurance of Household Goods

Movement of Household Goods

AT&T has contracts with van lines offering substantial discounts to handle the movement of household goods.

This provision covers payment for the transportation of household goods and personal belongings located in the employee’s primary residence in the departure city as of the date of initiation into the relocation program to the primary residence in the destination city. Coverage includes:

▪	Packing
▪	Loading
▪	Unloading
▪	Transportation
▪	Storage (maximum of sixty (60) days)
▪	Insurance
▪	Crating (only if authorized by AT&T)

Upon selection of a carrier, the Relocation Consultant will prepare a Purchase Order and forward a copy to the carrier.

Packing and loading dates should be arranged between the employee and the mover with every attempt made to provide these services on the dates requested. However, keep in mind that Altair Global Relocation cannot authorize the additional cost of weekend or holiday service.

Employees must be at the old residence when the movers arrive to pack and at the new home when goods are delivered. Insurance will be provided on a replacement value basis, subject to limitations (see Insurance on Shipment of Household Goods in this section).

Should goods be lost or damaged, documents of ownership and the value of the specific items claimed will be required (please refer to Insurance on Shipment of Household Goods for details regarding insurance and claims).

Moving costs are paid directly to the mover.

Storage

This Plan allows payment for a maximum of sixty (60) days of storage in a warehouse facility provided by the mover (climate control storage is not included).  No exceptions will be made for employees who choose to build in the new location.  Temporary storage of household goods to accommodate plans for vacation or side trips en route to employee’s new home, initial fix-up of the new home, or to delay mortgage payments will NOT be authorized. However, if employee elects to store longer than sixty (60) days, at his/her expense, insurance coverage will continue until household goods are delivered out.

NOTE:                     Motorized vehicles and boats are not authorized for storage.

Delivery of Household Goods

Upon delivery of goods to the new residence, all items should be closely inspected for damage and loss. The number and condition of items should coincide with the inventory sheet prepared at origin. Note all discrepancies on the driver’s and employee’s inventory sheets, such as “missing”, “broken”, “scratched”, etc., and have the van line representative sign employee’s copy.

If loss or damage does occur, please refer to Insurance on Shipment of Household Goods in this section for claim handling procedures.

When unloading and unpacking is completed, the driver will ask the employee to sign the bill of lading and inventory sheets to certify receipt of services, including any unpacking.  At this time, any damage or loss to goods should be noted. If certain services were not performed by the carrier, make a specific notation in the appropriate column on the bill of lading and request the driver to verify by signing.

It is recommended that all containers which the carrier did not unpack be inspected within forty eight (48) hours and checked for concealed damage.

Tax Implications

In accordance with current IRS regulations, the amount paid by the Company to or on behalf of the employee associated with the movement of household goods and storage of household goods up to 30 days is excludable from income and not reportable on Form W-2.  Therefore, no gross-up is necessary for these expenses.  Storage of household goods in excess of 30 days up to 60 days is taxable compensation to the employee and is eligible for gross-up tax assistance.  See Section 11.

Transporting Your Automobiles

AT&T will pay for transporting a total of two (2) automobiles per household, if they are operational and have a current registration.  Employee may drive one (1) or both vehicles to the new residence and be reimbursed mileage at the current Company authorized rate. (See Day(s) of Move, Section 7, Page 1.)

NOTE:	One (1) car may be pre-shipped, on an overflow basis, separate from your household goods.

Services NOT Authorized

The following services are not paid for separately but are provided for in the miscellaneous moving allowance (see Section 8). These services may include, but are not limited to:

▪
Disassembly/Assembly - play gyms, sheds, T.V./radio antennas, swing sets, exercise equipment, computer desks, entertainment centers, pool tables, chandeliers, above ground swimming pools, flagpoles, etc. Such items may be transported if they are disassembled prior to packing. If movers assemble or disassemble any unusual items, employees will be required to pay the mover directly.

▪	Servicing grandfather clocks.
▪	Establishing Services - installing power, water/gas lines, etc.
▪	Parts and/or labor required for appliance disconnect/reconnect will be at the employee’s expense.
▪	Assembly or hook up of electronic equipment such as stereos, VCRs, TVs, computers, etc.
▪	Excess Insurance Charges – beyond the “all risk” insurance coverage (i.e., flood, fire, and civil disturbance) provided by the Company while goods are in storage or transit.
▪	Exclusive use of moving van or space reservation.
▪	Unauthorized extra pickups or deliveries. (Any charges associated with an extra stop are the transferee’s responsibility.)
▪	Unauthorized overtime packing and unpacking.
▪	Unauthorized crating.
▪	Packing and/or movement of household goods from attics and/or crawl spaces.

Items NOT Authorized for Transportation

The following is a list of items for which AT&T will not authorize transportation.  Movement of:

▪	Wine Collections.
▪	Art Collections (in excess of $5,000).
▪	More than two (2) automobiles.
▪	More than two (2) motorcycles or small two (2)- or four (4)-wheel recreational vehicles.
▪	Spas/Hot Tubs.
▪	Live plants, shrubs or trees.
▪	Firewood or construction material.
▪	Animals.
▪	Frozen/perishable foods.
▪	Aircraft.
▪	Liquids in unsafe containers/flammable liquids.
▪	Valuable papers/jewelry, photographs, personal video tapes, etc.
▪	Tractors/farm equipment larger than normally required for yard and garden maintenance.
▪	Any goods/materials prohibited by law.
▪	Campers and motor homes.
▪	Satellite dishes.
▪	Boats in excess of twenty-six (26) feet.
▪	Collectibles, including but not limited to coins, stamps and trading cards.
▪	Propane/Butane tanks.

Just Before the Movers Arrive

▪	Separate and mark items clearly (such as luggage and garage door openers) that will not be sent by the mover.
▪	Leave in place any breakables to be packed by movers.
▪	Move items to be packed and/or transferred from attic to main area of home.
▪	Arrange for storage at destination if new home will not be ready when household goods arrive.
▪	Check:
Clothes at cleaners
Shoes at repair shop
Sports equipment in locker
▪	Close and lock all windows and doors.
▪	Defrost refrigerator or freezer at least thirty-six (36) hours in advance. Clean and wipe them thoroughly dry. Movers will not accept mold stains as transit damage.
▪	Disassemble items employee is responsible for, unless prior arrangements have been made with the movers.

Insurance for Shipment of Household Goods

Transported property is insured at replacement value against loss and/or damage from any external cause, including strikes, riots and civil commotions.

Only those items which are packed and/or stored by the moving company are covered by insurance.

Employees are automatically insured against all physical loss or damage for replacement value of up to $150,000.00 while the items are in transit or storage, subject to limitations. In the event the value of an employee’s personal effects exceeds $150,000, the employee should make their own arrangements for extra insurance coverage using their miscellaneous moving allowance.

If you have personal insurance, check with your insurance agent for additional insurance of your personal property while it is being moved. It is prudent to keep this coverage in force throughout your move, until you have obtained permanent insurance at your new location. Employees should consider purchasing insurance for their antiques, other collectibles and/or collections, as they are not covered under this Plan.

Covered items and limitations include:

▪	Automobiles and trailers are covered only while in the custody of the moving company or while being driven between the employee’s residence and the shipping point.
▪	Boats up to twenty-six (26) feet in length.
▪	Jewelry and furs up to $50 for each item, not to exceed $500 for a single claim.
▪	Fine art and antiques up to $5,000 per shipment.

Items not covered under this Plan include, but are not limited to:

▪	Bills, credit cards, currency, deeds, evidence of debt, money, notes, securities, bullion, collectibles.
▪	Any item not shipped under this Plan.
▪	Live plants, animals, and perishable foodstuffs.
▪
Automobiles and trailers, while being driven over the highway, except while being driven by the mover’s agent from the residence of the employee to the shipping point of the common carrier and vice versa.

Employees should determine that they have adequate insurance to cover the above items to the extent not covered by company-provided insurance, as well as coverage for items moved in the employee’s personal car. Such coverage may or may not be provided for in a homeowner’s-type policy. Employee should contact his/her insurance agent to be certain.

The employee is expected to be present during the loading of household goods to make sure possessions are fully inventoried.  Articles left in drawers cannot be counted in the inventory.

When goods arrive at the new home, inspect them and note any exceptions on the carrier’s copy of the bill of lading or inventory.

NOTE:
Be certain that important or valuable papers or documents of any kind, stamp collections, monies, jewelry or valuable furs are not included in the shipment by van. This is extremely important because neither the mover, the insurance company, nor AT&T will accept liability for these items.

AT&T contracts with an independent firm for the processing of insurance claims related to damage incurred to personal property during the movement of employee’s household goods and personal belongings.

Employees should contact the Relocation Consultant for assistance in initiating a claim. Claims for insurance must be filed with UNIRISC within six months of delivery to final residence. Claim forms are available on the AT&T intranet.

Should it become necessary to file a claim for loss or damage, inspect all items, noting the damage and/or loss on the carrier’s copy of the bill of lading and add to the notation, “Subject to Further Inspection.” Make sure the driver signs the bill of lading. Employees must keep a copy of the bill of lading and inventory sheets. Information from these documents is required to process the claim.

NOTE
It is the employee’s responsibility to establish proof of ownership and value to the carrier in case of loss or damage. The costs associated with this, such as obtaining appraisals of antiques or works of art, are covered by the Miscellaneous Moving Allowance. Appraisals obtained by the employee for insurance purposes may be sufficient.

Section 11
Tax Aspects of Relocation

Introduction

This section addresses the tax consequences of a company-initiated relocation and defines the tax “gross-up” method.

Tax Implications Overview

Most reimbursements for relocation expenses, whether paid to the employee as a direct reimbursement or paid to another on his/her behalf, are earned taxable income to the employee.  An exception to this rule is that certain reimbursements are excluded from income as follows:

▪	Reimbursements related to the shipment of household goods and the first thirty (30) days of storage.

▪	Reimbursements related to travel and lodging at the time of the move.

Tax Gross-Up Method

Under the gross-up method, an allowance is computed according to established guidelines to cover the anticipated tax on reimbursements (and the subsequent tax on tax reimbursement). Payment of this allowance will be made directly to the Federal, State, and local Governments (where applicable) on behalf of the employee. The Company has determined that the gross-up will be calculated using the applicable Federal and State supplemental tax rates, and the applicable local tax rate.  Social Security and Medicare tax rates will also be utilized.

The termination or resignation of a relocated employee in the same year that relocation benefits were allowed does not eliminate the tax obligation by the employee’s company. Gross-up payments will be made regardless.

Employee Responsibility

Gross-up tax assistance calculated on behalf of each employee is designed to meet the withholding obligation of the applicable taxing authority. The gross-up tax assistance calculated is not meant to meet all tax obligations of the employee.

In the event the gross-up tax assistance does not cover an employee’s tax liability, the employee is responsible for any additional tax. The gross-up tax assistance is not subject to appeal by the employee.

Altair Global Relocation Responsibility

When form W-2 Wage and Tax Statement is issued, the payroll office or Altair Global Relocation will provide the employee with a Summary of Relocation Expenses for the year.

NOTE:
Because of the complexities of income tax laws, Altair Global Relocation, AT&T, etc., will not assume responsibility or become involved with regard to the employee’s income tax reporting, filing or calculation. It is, therefore, recommended that employee(s) seek professional advice and assistance in this matter; however, charges for such assistance are not reimbursable.

Section 12
Relocation Repayment Agreement

The attached Repayment Agreement must be signed by the relocating employee and transmitted to Altair Global Relocation before any relocation payments can be disbursed.

RELOCATION REPAYMENT REIMBURSEMENT AGREEMENT

I, _________________________, have accepted a position with ___________________(name of company or subsidiary “Company”) which involves relocation, and may result in payment by Company of costs and tax allowances to me or to third parties on my behalf, under the terms of the AT&T Relocation Plan (the “Plan”). These costs may include, but are not limited to, service fees paid to the vendor for administration of the terms of the plan, household moving expenses, appraisal fees, etc., (“Relocation Expenses”). The Company or my relocation assistance vendor will provide me with a statement detailing all Relocation Expenses within a reasonable time after such expenses have been fully identified.

In consideration of Company incurring such Relocation Expenses, I agree to repay Company such Relocation Expenses in full in the event that I cancel my acceptance of the job cited above and do not report to work in the new location, or if I decide not to work for the Company or sever my employment with the Company for any reason within my control within twelve (12) months from the date such Relocation Expenses were last incurred.

To cover repayment of the Relocation Expenses, I authorize Company to deduct up to half of my final paycheck or any other monies Company owes to me, if any. If any such deduction is insufficient to cover repayment of the Relocation Expenses, I agree to repay the balance to Company within 30 days of the date I decide not to work for Company or terminate my employment with Company.

I understand that I will be solely responsible for any tax consequences arising from any reimbursement I may be required to make to the Company as a result of this Agreement.

This Agreement in no way constitutes or implies, nor shall it be construed as constituting or implying, any guarantee or contract of employment. I understand that my eligibility for relocation benefits is controlled by the terms of the Plan. This Agreement cannot be changed or modified except in writing, signed by me and an authorized representative of the Company. I understand that any oral or written representations about this subject which are not contained in this Agreement are no longer effective. I have entered into this Agreement freely, knowingly and voluntarily.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EXECUTION OF THIS RELOCATION EXPENSE REIMBURSEMENT AGREEMENT IS A CONDITION OF MY ELIGIBILITY FOR BENEFITS UNDER THE AT&T RELOCATION PLAN.

______________________________                                __________________________
Signature                                                                                     Social Security Number

______________________________                                __________________________
Print Name                                                                                   Date

Section 13
Helpful Hints / Contacts / Telephone Numbers
Helpful Hints

During the rush and stress of moving, it is easy to forget small but important details. Following is a checklist for your use in keeping track of some of the more common items. This list is not meant to be all-inclusive.

CATEGORY	ACTION	DONE
Insurance	Check homeowner's policy to determine coverage if home is left vacant.
Notify all agents (life, fire, car, health, etc.) of the impending move.
Be sure family medical/dental/life plans are in force in the new location.
Banking	Close out savings and checking accounts.
Notify banks where to send final account statements.
Remove valuables from safe deposit boxes or have the bank forward them to the new location by registered or insured mail.
Notify finance companies, stores, or any other current lenders of the new address.
Arrange for sufficient cash or traveler's checks to cover expenses until new banking arrangements can be made.
Cancel automatic drafts on mortgage loan.
Change of Address Notification	File a change of address card with the post office one week before leaving.
Send change of address cards to magazine or newspapers.
AT&T Benefits	Check with Supervisor or Benefit Office on change of medical, dental, etc. benefits
Records
Arrange for transfer of the following records:
 ▪  Legal papers (check with attorney to see if current will is valid in new state)
 ▪  Bank/savings and loan
 ▪  Doctors and dentists (including prescriptions for glasses and/or medicines, records of inoculations and allergies, dates of last physical examination)
 ▪  Church
 ▪  Fraternal organizations
 ▪  Animal (pets)
 ▪  School transcripts
 ▪  Birth certificates
 ▪  Tax records

Records (continued)	Be sure to take copies of: ▪ Marriage license ▪ Real estate settlement statements
Taxes	Be sure state and city taxes are current
Keys	Surrender house keys and garage door opener to the new owner or agent
Miscellaneous	Take along a copy of old phone directories (they may come in handy)

SERVICES TO BE DISCONTINUED	DATE
Telephone Company (deposit refund?)
Electric Company (deposit refund?)
Water Company (deposit refund?)
Gas Company (deposit refund?)
Fuel Oil Company (have them measure the remaining oil)
Home Deliveries (milk, newspapers)
Laundry and Dry Cleaning services
Garbage Collection
Diaper Services
Lawn / Pool Services
Pest Control Services
Alarm Services
Cable and / or Internet Services
Leased Services (i.e. satellite dishes, furniture, water softeners, etc.)

In choosing Options 1 or 2 of the Home Sale Assistance Program and requesting final readings on all utilities, instruct these companies to mail the final bill to the new address. Notify Altair Global Relocation of the date of your final utility readings so that they can arrange for continuation of services.

Important Contacts and Telephone Numbers

During relocation, numerous telephone numbers will become vital.  Following is a list of the numbers employees will use most often.  Also included are spaces for the names and numbers of relocation consultants, realtors, van lines, etc., after they are assigned.

Altair Global Relocation	877.290.8500
Vandover	314.576.0010 800.822.7345

Van Line Company: Phone:
Relocation Consultant: Phone:
Realtor (old location): Phone:
Realtor (new location): Phone:
Lender (new location): Phone:
Insurance Company: Phone:

Employee Assistance Counseling

A major career move can be overwhelming in many ways. AT&T offers an Employee Assistance Program (EAP) to assist the employee and his/her family in managing this transition.

The EAP counselors provide confidential, professional counseling to employees who may find themselves experiencing personal difficulties during or after the move.

EAP counseling services include:

▪	Marital or family counseling.
▪	Work-related concerns.
▪	Interpersonal difficulties.
▪	Personal growth and development issues.
▪	Alcohol or drug abuse.

All records and activities are maintained in strict confidence in accordance with medical ethics and state laws. If an employee needs assistance, he/she should contact an EAP counselor directly at 1.800.554.6701.